Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 08-1102

AECOM reports net income, revenue, backlog for fourth quarter, full fiscal year 2008

•                  Fourth-quarter diluted earnings per share increased 41% year over year to 41 cents, including 1 cent per share from discontinued operations.

•                  Diluted earnings per share for the year ended September 30 increased 23% year over year to $1.41, including 1 cent per share from discontinued operations.

•                  Net income for fourth quarter increased 48% year over year to $43.5 million.

•                  Net income for year ended September 30 increased 47% year over year to $147.2 million.

•                  Revenue for fourth quarter increased 46% year over year to $1.6 billion.

•                  Revenue for year ended September 30 increased 23% year over year to $5.2 billion.

•                  Cash flow from operations increased by 15% to $158.1 million for year ended September 30.

•                  Total backlog at September 30 increased 43% year over year to $8.6 billion.

•                  Diluted earnings-per-share range outlook of $1.60 to $1.70 provided for full fiscal year 2009.

LOS ANGELES (November 12, 2008) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the fourth quarter and full fiscal year ended September 30, 2008.

AECOM reported net income of $43.5 million for the fourth quarter and diluted earnings per share (EPS) from continuing operations of 40 cents for the fourth quarter.  This represents an increase of 48% over net income of $29.4 million for the same period last year and an increase of 38% over diluted earnings per share of 29 cents for the same period last year.

The above diluted EPS from continuing operations excludes 1 cent of earnings per share from discontinued operations for the fourth quarter 2008. Those operations were associated with the non-strategic assets acquired as part of the July 2008 Earth Tech transaction that AECOM has either divested or intends to divest.

—more—

Fourth-quarter revenue increased to $1.6 billion, 46% higher than the fourth quarter of fiscal year 2007.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  Fourth-quarter revenue, net of other direct costs, increased to $1.0 billion, 51% higher than the same period last year.

For the full fiscal year 2008, AECOM reported net income of $147.2 million and diluted EPS from continuing operations of $1.40.  This represents an increase of 47% over net income of $100.3 million for the same period last year and an increase of 22% over diluted EPS of $1.15 for the same period last year.

Revenue for fiscal year 2008 was $5.2 billion – 23% higher than fiscal year 2007.   For fiscal year 2008, the company’s revenue, net of other direct costs, increased 37% to $3.3 billion.

“Our results were marked by solid, sustained growth across our practice areas and throughout virtually all our global operations,” said John M. Dionisio, AECOM president and chief executive officer.  “We finished the fiscal year with a number of key wins that reflect the continued demand in the global infrastructure market.  Looking forward, we intend to continue to leverage AECOM’s market and geographic diversification to drive organic growth balanced by acquisitive growth that is a hallmark of our business model.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the fourth quarter of fiscal year 2008, the PTS segment reported revenue of $1.4 billion and operating income of $90.7 million.  This represents an increase of 51% over revenue of $917.2 million for the same period last year and an increase of 71% over operating income of $52.9 million for the same period last year.  For the full year, the PTS segment reported revenue of $4.3 billion and operating income of $275.2 million.  This represents an increase of 27% over revenue of $3.4 billion for the same period last year and an increase of 52% over operating income of $181.2 million for the same period last year.

PTS revenue, net of other direct costs, increased 51% for the fourth quarter of fiscal year 2008, to $964.1 million.  For the full fiscal year 2008, PTS revenue, net of other direct costs, increased 36% to $3.1 billion.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the fourth quarter of fiscal year 2008, the MSS segment reported revenue of $246.7 million and operating income of $6.1 million.  This represents an increase of 25% over revenue of $197.1 million for the same period last year and a decrease of 5% from operating income of $6.5 million for the same period last year.  MSS operating income results for the quarter were negatively impacted by reserves that were established for a pending government contract modification.  For the full year, the MSS segment reported revenue of $866.8 million and operating income of $34.2 million. This represents an increase of 6% over revenue of $818.6 million for the same period last year and an increase of 20% over operating income of $28.6 million for the same period last year.

MSS revenue, net of other direct costs, increased 52% for the fourth quarter of fiscal year 2008, to $45.0 million.  For the full fiscal year 2008, MSS revenue, net of other direct costs, increased 42% to $155.8 million.

Balance Sheet

As of September 30, 2008, AECOM had $190.0 million of cash, $81.4 million in auction rate securities classified as marketable securities, $391.0 million of debt and $650.0 million in committed bank facilities with over $300 million in unused capacity. In November 2008, AECOM sold its $81.4 million of auction rate securities at par value.

Outlook

AECOM announced total backlog of $8.6 billion at September 30, 2008, a 43% increase year over year and a 21% increase over the backlog balance at June 30, 2008.

“We continue to generate strong cash flow from operations and we are in a solid cash position,” said Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer.  “We have in excess of $300 million of available borrowing capacity under our credit facilities and are well positioned to opportunistically invest in organic initiatives as well as strategic acquisitions.”

Based on the continued strong outlook for the business, AECOM expects diluted earnings per share results for fiscal year 2009 to be in the range of $1.60 to $1.70.

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With 43,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  AECOM serves clients in more than 100 countries and had revenue of $5.2 billion during its fiscal year 2008.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenue	$1,628,908	$1,114,356	$5,194,482	$4,237,270
Other direct costs	619,821	445,394	1,905,773	1,832,001

Revenue, net of other direct costs	1,009,087	668,962	3,288,709	2,405,269
Cost of revenue, net of other direct costs	922,310	613,762	3,001,513	2,207,316
Gross profit	86,777	55,200	287,196	197,953

Equity in earnings of joint ventures	10,029	4,200	22,192	11,828
General and administrative expenses	25,672	17,095	70,581	53,842
Income from operations	71,134	42,305	238,807	155,939

Minority interest in share of earnings	2,651	7,346	13,590	16,404
Gain on sale of equity investment	—	—	—	11,286
Non-Operating income	(2,566)	—	(3,438)	—
Interest income (expense) - net	(3,375)	6,294	736	(3,321)
Income before income tax expense	62,542	41,253	222,515	147,500

Income tax expense	20,124	11,860	76,321	47,203

Income from continuing operations	42,418	29,393	146,194	100,297

Discontinued operations, net of tax	1,032	—	1,032	—
Net income	$43,450	$29,393	$147,226	$100,297

Net income allocation:
Preferred stock dividend	$37	$65	$168	$249
Net income available for common stockholders	43,413	29,328	147,058	100,048
Net income	$43,450	$29,393	$147,226	$100,297

Net income per share:
Basic
Continuing operations	$0.41	$0.30	$1.44	$1.37
Discontinued operations	0.01	—	0.01	—
	$0.42	$0.30	$1.45	$1.37

Diluted
Continuing operations	$0.40	$0.29	$1.40	$1.15
Discontinued operations	0.01	—	0.01	—
	$0.41	$0.29	$1.41	$1.15

Weighted average shares outstanding:
Basic	103,583	98,362	101,456	73,091
Diluted	105,817	101,952	104,215	87,537

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	September 30, 2008	September 30, 2007
Balance Sheet Information:
Cash and cash equivalents	$190,022	$216,911
Working capital	632,092	597,655
Working capital, net of cash and cash equivalents	442,070	380,744
Total debt	391,009	47,950
Total stockholders’ equity	1,422,993	1,278,485

	Twelve Months Ended
	September 30, 2008	September 30, 2007
Cash Flow Information:
Net cash provided by continuing operations	$158,100	$137,463

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended September 2008
Revenue	$1,382,177	$246,731	$—	$1,628,908
Other direct costs	418,116	201,705	—	619,821
Revenue, net of other direct costs	964,061	45,026	—	1,009,087
Cost of revenue, net of other direct costs	880,042	42,268	—	922,310
Gross profit	84,019	2,758	—	86,777
Gross profit as a % of revenue	6.1%	1.1%	—	5.3%
Gross profit as a % of revenue, net of other direct costs	8.7%	6.1%	—	8.6%
Equity in earnings of joint ventures	6,650	3,379	—	10,029
General and administrative expenses	—	—	25,672	25,672
Segment income from operations	90,669	6,137	(25,672)	71,134

Three Months Ended September 2007
Revenue	$917,247	$197,109	$—	$1,114,356
Other direct costs	277,987	167,407	—	445,394
Revenue, net of other direct costs	639,260	29,702	—	668,962
Cost of revenue, net of other direct costs	588,072	25,690	—	613,762
Gross profit	51,188	4,012	—	55,200
Gross profit as a % of revenue	5.6%	2.0%	—	5.0%
Gross profit as a % of revenue, net of other direct costs	8.0%	13.5%	—	8.3%
Equity in earnings of joint ventures	1,750	2,450	—	4,200
General and administrative expenses	—	—	17,095	17,095
Segment income from operations	52,938	6,462	(17,095)	42,305

Twelve Months Ended September 2008
Revenue	$4,327,671	$866,811	$—	$5,194,482
Other direct costs	1,194,739	711,034	—	1,905,773
Revenue, net of other direct costs	3,132,932	155,777	—	3,288,709
Cost of revenue, net of other direct costs	2,871,020	130,493	—	3,001,513
Gross profit	261,912	25,284	—	287,196
Gross profit as a % of revenue	6.1%	2.9%	—	5.5%
Gross profit as a % of revenue, net of other direct costs	8.4%	16.2%	—	8.7%
Equity in earnings of joint ventures	13,280	8,912	—	22,192
General and administrative expenses	—	—	70,581	70,581
Segment income from operations	275,192	34,196	(70,581)	238,807

Segment assets	3,284,989	216,537	90,164	3,591,690

Twelve Months Ended September 2007
Revenue	$3,418,683	$818,587	$—	$4,237,270
Other direct costs	1,122,967	709,034	—	1,832,001
Revenue, net of other direct costs	2,295,716	109,553	—	2,405,269
Cost of revenue, net of other direct costs	2,117,271	90,045	—	2,207,316
Gross profit	178,445	19,508	—	197,953
Gross profit as a % of revenue	5.2%	2.4%	—	4.7%
Gross profit as a % of revenue, net of other direct costs	7.8%	17.8%	—	8.2%
Equity in earnings of joint ventures	2,710	9,118	—	11,828
General and administrative expenses	—	—	53,842	53,842
Segment income from operations	181,155	28,626	(53,842)	155,939

Segment assets	1,909,098	170,043	412,680	2,491,821